                                                                   EXHIBIT 10.13



                              September 21, 1999


Mr. Brian Powley
25 W. 85/th/, Apt. #2B
New York, NY 10024


              Re: Terms of Employment Offer with MediaPlex, Inc.
                  ---------------------------------------------


Dear Brian:

     MediaPlex, Inc, (the "Company"), a wholly owned subsidiary of Internet Extra Corporation ("IEC"), is pleased to offer you the position described below. This letter sets forth the terms and conditions of your employment with the Company.


I.   Description of Employment Position and Responsibilities. You will serve in
     -------------------------------------------------------
     the position of Vice President of Sales. By executing this agreement, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company's Board of Directors, Chief Executive Officer, or your then supervisor. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment.

II.  Employment Considerations.
     -------------------------

     2.1  At-Will Employment. You acknowledge that your employment with the
          ------------------
     Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and without notice.

     2.2  Employment Eligibility. Your employment is contingent on your
          ----------------------
     submission to the Company of satisfactory original documentation to verify your identity and eligibility for employment in the United States.

Mr. Brian Powley
September 21, 1999
Page 2 of 5


III.   Compensation.
       ------------

       3.1     Base Salary. In consideration of your services, effective October
               -----------
       11, 1999, you will be paid an annual base salary of $170,000 (One Hundred Seventy Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company's standard payroll practices. Your base salary, in conjunction with your performance evaluation, is normally reviewed annually by the appropriate management of the Company.

       3.2     Incentive Compensation. In addition to your base salary, you may
               ----------------------
       be entitled to participate in such incentive compensation plan that may be adopted by the Company in its sole discretion. You understand that the adoption of any such plan, the eligibility and measurement criteria and all other terms shall be at the sole discretion of the Company. You will also be eligible to receive a bonus of up to 20% (Twenty Percent) of your Base Salary upon the achievement of certain milestones to be established by your supervisor within thirty (30) days of your date of commencement with the Company.

       3.3     Termination. If your employment is terminated by the Company for
               -----------
       any reason, with or without cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

IV.    Additional Benefits.
       -------------------

       4.1     Health Insurance/Vacation/Benefit Plans. You will be entitled to
               ---------------------------------------
       receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefor. You shall be entitled to two (2) weeks of paid vacation per year; the terms and conditions of your vacation benefits shall be in accordance with the Company's vacation policy in effect at that time. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

Mr. Brian Powley
September 21, 1999
Page 3 of 5


     4.2   Reimbursed Expenses. The Company shall reimburse you for all
           -------------------
     reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company's expense reimbursement policy as from time to time in effect.

     4.3   Stock Options. Pursuant to Board approval, and under the terms and
           -------------
     conditions of the Company's Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an option to purchase 40,000 (Forty Thousand) shares of common stock of the Company. The Company Stock Option Plan, including the Stock Option Agreement, will be sent to you separately.

V.   Intellectual Property Rights/Confidential Information.
     -----------------------------------------------------

     5.1   Valuable Trade Secrets. You agree that the Company is the owner of
           ----------------------
     valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, you agree that your employment is contingent upon your execution of, and delivery to, the Company of a Confidential Information and Invention Assignment Agreement ("Intellectual Property Agreement") in the standard form utilized by the Company.

     5.2   Additional Confidential Information. You agree to maintain the
           -----------------------------------
     confidentiality of all elements of this Agreement, agreeing to an absolute prohibition on any disclosure or use of such information in any fashion, with the exception of discussions with your supervisor or myself, and Messrs. Jon Edwards and Tim Favia. As you are well aware the maintenance of confidentiality of this kind of information is critical to our organization.

     5.3   Equitable Remedies. I agree that it would be impossible or inadequate
           ------------------
     to measure and calculate the Company's damages from any breach of the covenants set forth in this Section as well as Sections 1, 2, 3, and 5 of the Intellectual Property Agreement. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining, such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

VI.  Non-Competition/Conflicting Employment. You agree that, during the term of
     --------------------------------------
     your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or its customers are now involved or become involved during the term of your

Mr. Brian Powley
September 21, 1999
page 4 of 5


       employment, nor will you engage in any other activities that conflict with your obligations to the Company.

VII.   Arbitration. Except as otherwise provided in the Intellectual Property
       -----------
       Agreement described above, it is agreed that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be exclusively settled by arbitration to be held in San Francisco County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitrator's decision in any court having jurisdiction. Each party shall pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

VIII.  General Provisions.
       ------------------

       8.1  Governing Law. This offer letter will be governed by the laws of the
            -------------
       State of California, applicable to agreements made and to be performed entirely within such state.

       8.2  Entire Agreement. This offer letter sets forth the entire agreement
            ----------------
       and understanding between the Company and you relating to your employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of the Company.

       8.3  Successors/Assigns. This agreement will be binding upon your heirs,
            ------------------
       executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

Mr. Brian Powley
September 21, 1999
Page 5 of 5


     Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter, and the Confidential Information and Invention Assignment Agreement as soon as possible. If you have any questions about this offer letter, please call me directly.

                                MEDIAPLEX, INC.


                                By: /s/ Gregory R. Raifman
                                    ___________________________
                                    Gregory R. Raifman
                                    Chief Executive Officer


ACCEPTANCE:

     I accept the terms of my employment with MediaPlex, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Mr. Brian Powley

/s/ Brian Powley
_______________________

9/24/99
_______________________
Date